EXHIBIT 5.1

SCHNEIDER WEINBERGER & BEILLY LLP
Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, P.A.	(561) 362-9595
Steven I. Weinberger, P.A.	Facsimile
Roxanne K. Beilly, P.A.	(561) 362-9612

June 12, 2008

China Direct, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, Florida   33441

Re:	China Direct, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to China Direct, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) of a registration statement on Form S-3 (the “Registration Statement”) relating to the shelf offering (the “Shelf Offering”) of common stock, par value $.0001 per share (the “Common Stock”), preferred stock, par value $.0001 per share (the “Preferred Stock”), warrants (the “Warrants”) and debt securities (the “Debt Securities”) in the aggregate amount of $70,000,000 (collectively the “Securities”).  The Securities offered hereunder are to be offered by the Company on a delayed or continuous basis pursuant to the provisions of Rule 415 under the Act.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth hereunder.  We have also examined the Registration Statement.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(a)
the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and without limiting the generality of the foregoing qualification;

China Direct, Inc.
June 12, 2008

(b)
limitations imposed by general principles of equity upon the availability of equitable remedies and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or which would be commercially unreasonable, or where their breach is not material;

(c)
we express no opinion as to the enforceability of any provisions of any agreement providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy;

(d)
except to the extent encompassed by an opinion set forth below with respect to the Company, the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to any agreement with any law, regulation or order applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party; and

(e)
our opinion is based upon current statutes, rules, regulations, cases and official interpretative opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

In rendering the opinions expressed below, we have further assumed that (i) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (ii) the Company will authorize the offering and issuance of the Securities and will authorize, execute and deliver any and all documents contemplated thereby or by the Registration Statement or any applicable prospectus supplement relating thereto, and will take any other appropriate additional corporate action with respect thereto, (iii) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned and (iv) a sufficient number of shares of Common Stock and Preferred Stock will be authorized and available for issuance and the consideration therefor will not be less than the par value of the shares of the Common Stock or Preferred Stock.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that:

1.
The shares of Common Stock in the Shelf Offering, when paid for and at such time as the Board of Directors will have taken all actions, and passed all resolutions necessary to authorize the issuance and sale of the Common Stock, and all regulatory approvals will have been received, and when the Common Stock is sold pursuant to the Registration Statement, will be legally issued and validly issued, fully paid and non-assessable.

China Direct, Inc.
June 12, 2008

2.
The Preferred Stock in the Shelf Offering, when paid for and at such time as the Board of Directors will have taken all actions, and passed all resolutions necessary to authorize the issuance and sale of the Preferred Stock, and all regulatory approvals will have been received, and when the Preferred Stock is sold pursuant to the Registration Statement, will be legally issued and validly issued, fully paid and non-assessable.

3.
The Warrants in the Shelf Offering, when paid for and at such time as the Board of Directors will have taken all actions, and passed all resolutions necessary to authorize the issuance and sale of the Warrants, and all regulatory approvals will have been received, and when the Warrants are sold pursuant to the Registration Statement, will be legally issued and validly issued, fully paid and non-assessable.

4.
The Debt Securities in the Shelf Offering, when paid for and at such time as the Board of Directors will have taken all actions, and passed all resolutions necessary to authorize the issuance and sale of the Debt Securities, and all regulatory approvals will have been received, and when the Debt Securities are sold pursuant to the Registration Statement, will be legally issued and validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by or the laws of any jurisdiction other than the Florida Business Corporation Act and the laws of the State of Florida and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission.  We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Schneider Weinberger & Beilly LLP

Schneider Weinberger & Beilly LLP